Exhibit 1

NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium closes common share offering
December 18, 2007 — ALL AMOUNTS ARE STATED IN U.S.$
CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) today announced that it has closed its previously announced offering of 21,551,700 common shares at a price of $58.00 per share. The underwriters also exercised in full their over-allotment option to acquire an additional 2,155,100 common shares at a price of $58.00 per share on December 20, 2007 which, together with the offering of 21,551,700 common shares which closed today, will result in the Company selling an aggregate of 23,706,800 common shares at a price of $58.00 per share representing gross proceeds of approximately $1.375-billion. The offering was completed through a syndicate of underwriters, with RBC Capital Markets acting as lead manager and bookrunner, Merrill Lynch & Co., Scotia Capital Inc. and UBS Securities Canada Inc. acting as co-lead managers, and including BMO Nesbitt Burns Inc., Credit Suisse Securities (Canada), Inc., National Bank Financial Inc., CIBC World Markets Inc. and TD Securities Inc.
The Company intends to use the net proceeds from the offering to fund a portion of the purchase price of its previously announced cash tender offer for all of the outstanding shares of common stock of UAP Holding Corp., which was commenced on December 10, 2007. The Company expects the acquisition of UAP to be completed in early 2008.
About Agrium
Agrium Inc. is a major retail supplier of agricultural products and services in both North and South America and a leading global producer and marketer of agricultural nutrients and industrial products. Agrium produces and markets three primary groups of nutrients: nitrogen, phosphate and potash as well as controlled release fertilizers and micronutrients. Agrium’s strategy is to grow through incremental expansion of its existing operations and acquisitions as well as the development, commercialization and marketing of new products and international opportunities.
ADVISORY
A copy of the final prospectus supplement and accompanying short form base shelf prospectus (including the amendment thereto) may be obtained from RBC Capital Markets in Canada, Attention: Distribution Centre, 277 Front St. W., 5th Floor, Toronto, Ontario M5V 2X4 (fax: 416-313-6066); in the United States contact RBC Capital Markets Corporation, Attention: Prospectus Department, One Liberty Plaza, 165 Broadway, New York, New York, 10006 (fax: 212-428-6260).
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the U.S. Private Securities Reform Act of 1995. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. These risk factors relative to these statements include: the Company’s inability to complete the acquisition of UAP within expected timeframes and costs or at all, the Company’s inability to complete the sale of common shares pursuant to the exercise of the over-allotment option, as well as other risk factors listed from time to time in Agrium’s reports and comprehensive public disclosure documents including Agrium’s Annual Information Form, and in other Agrium filings with securities commissions in Canada (on SEDAR at www.sedar.com ) and the United States (on EDGAR at www.sec.gov).
FOR FURTHER INFORMATION:
Agrium Investor/Media Relations:
Richard Downey, Senior Director, Investor Relations
(403) 225-7357
Ashley Harris, Manager, Investor Relations
(403) 225-7437